Exhibit (d)(15)
S1 CORPORATION
1997 EMPLOYEE STOCK OPTION PLAN
NON QUALIFIED OPTION AGREEMENT
(Standard Employee Agreement)
      THIS STOCK OPTION AGREEMENT (the “Option Agreement”) is made this ___by and between S1 CORPORATION (“S1C”), ___, an employee of S1C or of a subsidiary of S1C (the “Optionee”).
      WHEREAS, the Board of Directors of S1C has duly adopted the S1 Corporation 1997 Employee Stock Option Plan, formerly the Security First Network Bank 1997 Employee Stock Option Plan (the “Plan”), which authorizes S1C to grant to eligible individuals options for the purchase of shares of S1C’s Common Stock, par value $.01 (the “Stock”); and
      WHEREAS, S1C has determined that it is desirable and in its best interests to grant to the Optionee, pursuant to the Plan, an option to purchase a certain number of shares of Stock in order to provide the Optionee with an incentive to advance the interests of S1C, all according to the terms and conditions set forth herein;
      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:
      1. Grant of Option. Subject to the terms of the Plan (attached hereto as Exhibit A, the terms of which are incorporated by reference herein), S1C hereby grants to the Optionee the right and option (the “Option”) to purchase from S1C, on the terms and subject to the conditions hereinafter set forth, ___shares of Stock. The Option shall not constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The date of grant of ___(the “Grant Date”).
      2. Price. The purchase price (the “Option Price”) for the shares of Stock subject to the Option granted by this Option Agreement is ___which price is 100% of the fair market value of the stock, as quoted on ___NASDAQ.
      3. Exercise of Option. Except as otherwise provided herein, the Option granted pursuant to this Option Agreement shall be subject to exercise as follows:
          A. Exercise of Option. The Optionee may exercise the Option (to the extent permitted under Subsection B below and subject to the limitations on exercise set forth in Subsection F below), in whole or in part, at any time and from time to time, after the Grant Date and before termination of the Option; provided, that no single exercise of the Option shall be for less than 100 shares, unless the number of shares purchased is the total number at the time available for purchase under this Option. Except as otherwise provided in the Plan, during the lifetime of the Optionee, only the Optionee (or, in the event of the Optionee’s legal incapacity or incompetence, the Optionee’s guardian or legal representative) may exercise the Option.

          B. Limitations on Exercise of Option. The Optionee may exercise the right to purchase 25 percent of the shares of Stock subject to the Option on or after the first anniversary of ___(the “Vesting Date”), if the Optionee has been employed continuously from the Grant Date to such date by S1C, any “parent corporation” thereof within the meaning of Section 424(e) of the Code (a “Parent”), any “subsidiary corporation” within the meaning of Section 424(1) of the Code of S1C or any such Parent (a “Subsidiary”) or any other “subsidiary corporation” (within the meaning of such Subsection) of any such parent corporation. Thereafter, so long as such continuous employment has not been interrupted, the Optionee may purchase an additional 25 percent of the shares of Stock subject to the Option on or after each of the next three anniversaries of the Vesting Date. The foregoing installments shall accumulate and may be exercised at any time before termination of the Option. In no event may the Option be exercised, in whole or in part, after 10 years following the Grant Date, or after the occurrence of an event referred to in Subsection E of this Section that results in termination of the Option. In no event may the Option be exercised for a fractional share.
          C. Termination of Employment — In General. The Optionee may exercise the Option only while the Optionee is employed by S1C or a Parent or Subsidiary or for 12 months thereafter, after which the Option shall terminate, except as provided in Subsection E of this Section. Upon the Optionee’s termination of employment, the Optionee may (subject to the limitations on exercise set forth in Subsection F below) exercise all or any part of the Option, to the extent that the Option had become vested and exercisable under Section 3.B. hereof immediately before such termination, at any time within 12 months after termination of employment and prior to the termination of the Option as set forth in subsection E of this Section.
          D. Death. In the event of the Optionee’s death while employed by the S1C or a Parent or Subsidiary and after having completed at least two years continuous service with S I C or a Parent or Subsidiary, the Option shall be exercisable whether or not it had become exercisable immediately before the Optionee’s death under Section 3.B. hereof and, in such event, the personal representative or legatees or distributees of the Optionee’s estate, as the case may be, shall have the right (subject to the limitations on exercise set forth in Subsection F below) to exercise all or part of the Option within one year after the date of the Optionee’s death and prior to the termination of the Option as set forth in Subsection E of this Section. In the event of the Optionee’s death during the period following the termination of employment with S1C or a Parent or Subsidiary in which the Option was exercisable pursuant to Subsection C of this Section, or in the event of the Optionee’s death while employed by S1C or a Parent or Subsidiary and before having completed at least two years continuous service with S1C or a Parent or Subsidiary, the Option shall be exercisable to the extent it had become exercisable immediately before the Optionee’s death under Section 3.B. hereof and, in such event, the personal representative or legatees or distributees of the Optionee’s estate, as the case may be, shall have the right (subject to the limitations on exercise set forth in Subsection F below) to exercise the Option, to such extent, within one year after the Optionee’s last day of employment and prior to the termination of the Option as set forth in Subsection E of this Section.

          E. Termination of Option. The Option shall terminate upon the earlier of (i) the expiration of a period of 10 years from the Grant Date; or (ii) 12 months after the Optionee’s termination of employment with S1C or a Parent or Subsidiary. Continuation of the term of the Option after termination of employment shall not result in any additional vesting of the Option.
          F. Limitations on Exercise of Option. Notwithstanding the foregoing Subsections of this Section, in no event may the Option be exercised, in whole or in part, after 10 years following the Grant Date, or after the occurrence of an event referred to in Section 7 below that results in termination of the Option. In no event may the Option be exercised for a fractional share.
      4. Method of Exercise of Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by delivering written notice of exercise to S1C, at its principal office, addressed to the attention of the Stock Option Committee of the Board of Directors of S1C, which notice shall specify the number of shares for which the Option is being exercised, and except as provided herein, shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of shares of Stock that have been held by the Optionee for at least six months, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in the manner described in Section 9 above) on the date of exercise; (iii) by delivering a written direction to the Company that the Option be exercised pursuant to a “cashless” exercise/sale procedure (pursuant to which funds to pay for exercise of the option are delivered to the Company by a broker upon receipt of stock certificates from the Company) or a cashless exercise/loan procedure (pursuant to which the optionees would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to the Company whereby the stock certificate or certificates for the shares of Stock for which the Option is exercised will be delivered to such broker as the agent for the individual exercising the Option and the broker will deliver to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and other taxes that the Company, may, in its judgment, be required to withhold with respect to the exercise of the Option; or (iv) by a combination of the methods described in (i), (ii), and (iii); provided, however, that the Board may in its discretion impose and set forth in the Option Agreement such limitations or prohibitions on the use of shares of Stock to exercise Options as it deems appropriate. Option Price need not accompany the written notice of exercise provided the notice of exercise directs that the Stock certificate or certificates for the shares for which the Option is exercised be delivered to a licensed broker acceptable to S1C as the agent for the Optionee and, at the time such Stock certificate or certificates are delivered, the broker tenders to S1C cash (or cash equivalents acceptable to S1C) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which S1C may, in its judgment, be required to withhold with respect to the exercise of the Option.

If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. An attempt to exercise the Option granted hereunder other than as set forth above shall be invalid and of no force and effort. Promptly after exercise of the Option as provided for above, S1C shall deliver to the person exercising the Option a certificate or certificates for the shares of Stock being purchased. If (a) the Option is exercised prior to the date that is six months from the Grant Date and (b) the individual exercising the Option is a reporting person under Section 16(a) of the Securities Exchange Act of 1934, as amended, then such certificate or certificates shall bear a legend restricting the transfer of the Stock covered thereby until the expiration of six months from the Grant Date.
      5. Limitations_on Transfer. Except as otherwise provided in the Plan, the Option is not transferable by the Optionee, other than by will or the laws of descent and distribution in the event of death of the Optionee. Any transferee shall be bound by the terms of this Agreement and, except as may otherwise be required by the context, references to the Optionee herein shall be deemed to be references to the transferee, provided that references to the death or termination of employment of the Optionee shall refer only to the original Optionee named herein.
      6. Rights as Shareholder. Neither the Optionee nor any executor, administrator, distributee, or legatee of the Optionee’s estate shall be, or have any of the rights or privileges of, a shareholder of S1C in respect of any shares of Stock transferable hereunder unless and until such shares have been fully paid and certificates representing such shares have been endorsed, transferred, and delivered, and the name of the Optionee (or of such personal representative, administrator, distributee, or legatee of the Optionee’s estate) has been entered as the shareholder of record on the books of the Bank.
      7. Effect of Changes in Capitalization.
          A. Changes in Stock. If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of S1C by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by S1C occurring after the date the Option is granted, a proportionate and appropriate adjustment shall be made by S1C in the number and kind of shares subject to the Option, so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in the Option shall not change the total Option Price with respect to shares subject to the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Option Price per share. If there is a distribution payable in the capital stock of a subsidiary corporation of S1C (“Spin off Shares”), to the extent consistent with Treasury Regulation Section 1.425-I(a)(6) or the corresponding provision of any subsequent regulation, the Option shall thereafter additionally pertain to the number of Spin-off Shares that would have been received in such distribution by a shareholder of S1C who owned a number of shares of Common Stock equal to the number of shares that are subject to the Option at the time of such distribution, and the aggregate Option Price of the Option shall be allocated between the Spin-off Shares and the Common Stock in proportion to the relative fair market values of a Spin-off Share and a share of Common Stock immediately after the distribution of Spin-off Shares.
          B. Reorganization in Which S1C is the Surviving Corporation. Subject to Subsection C of this Section, if S1C shall be the surviving corporation in any reorganization, merger, or consolidation of S1C with one or more other corporations, the Option shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation.
          C. Reorganization in Which S1C Is Not the Surviving Corporation or Sale of Assets or Stock. Upon the consolidation or liquidation of S1C, or upon a merger, consolidation, or reorganization of S1C with one or more other corporations in which S1C is not the surviving corporation, or upon a sale of all or substantially all of the assets of S1C to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which S1C is the surviving corporation) approved by the Board of Directors of S1C that results in any person or entity owning 80 percent or more of the combined voting power of all classes of stock of S1C, the Option hereunder shall terminate, except to the extent provision is made in connection with such transaction for the continuation and/or the assumption of the Option, or for the substitution for the Option of new options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Option shall continue in the manner and under the terms so provided. In the event of any such termination of the Option, the Optionee shall have the right (subject to the limitations on exercise set forth in Subsection F of Section 3 above), for 30 days immediately prior to the occurrence of such termination, to exercise the Option in whole or in part, whether or not the Optionee was otherwise entitled to exercise such Option at the time such termination occurs. S1C shall send written notice of an event that will result in such a termination to the Optionee not later than the time at which S1C gives notice thereof to its shareholders.
          D. Adjustments. Adjustments specified in this Section relating to stock or securities of S1C shall be made by the Board of Directors of S1C or the Stock Option Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.
      8. General Restrictions. S1C shall not be required to sell or issue any shares of Stock under the Option if the sale or issuance of such shares would constitute a violation by the individual exercising the Option or by S1C of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time S1C shall determine, in its discretion, that the listing, registration, or qualification of any shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to S1C, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically, in connection with the Securities Act of 1933 (as now in effect or as hereafter amended), unless a registration statement under such Act is in effect with respect to the shares of Stock covered by the Option, S1C shall not be required to sell or issue such shares unless S1C has received evidence satisfactory to it that the holder of the Option may acquire such shares pursuant to an exemption from registration under such Act. Any determination in this connection by S1C shall be final, binding, and conclusive. S1C may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended). S1C shall not be obligated to take any affirmative action in order to cause the exercise of the Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Option shall not be exercisable unless and until the shares of Stock covered by the Option are registered or are subject to an available exemption from registration, the exercise of the Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption. The Option shall not be exercisable unless the Optionee shall have received all required regulatory approvals with respect to ownership of the Stock to be issued upon such exercise.
      9. Withholding of Taxes. The parties hereto recognize that S1C or a Parent or Subsidiary may be obligated to withhold federal and local income taxes and Social Security taxes to the extent that the Optionee realizes ordinary income in connection with the exercise of the Option. The Optionee agrees that S1C or a Parent or Subsidiary may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Optionee, and also agrees that upon demand the Optionee will promptly pay to S1C or a Parent or Subsidiary having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or cash equivalent.
      10. Disclaimer of Rights. No provision in this Option Agreement shall be construed to confer upon the Optionee the right to be employed by S1C or any Parent or Subsidiary, or to interfere in any way with the right and authority of S1C or any Parent or Subsidiary either to increase or decrease the compensation of the Optionee at any time, or to terminate any employment or other relationship between the Optionee and S1C or any Parent or Subsidiary.

      11. Interpretation of this Option Agreement. All decisions and interpretations made by the Stock Option Committee or the Board of Directors of S1C with regard to any question arising under the Plan or this Option Agreement shall be binding and conclusive on S1C and the Optionee and any other person entitled to exercise the Option as provided for herein. In the event that there is any inconsistency between the provisions of this Option Agreement and of the Plan, the provisions of the Plan shall govern.
      12. Governing Law. This Option Agreement is executed pursuant to and shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).
      13. Binding Effect. Subject to all restrictions provided for in this Option Agreement and by applicable law relating to assignment and transfer of this Option Agreement and the Option provided for herein, this Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.
      14. Notice. Any notice hereunder by the Optionee to S1C shall be in writing and shall be deemed duly given if mailed or delivered to S1C at its principal office, addressed to the attention of the corporate secretary, or if so mailed or delivered to such other address as S1C may hereafter designate by notice to the Optionee. Any notice hereunder by S1C to the Optionee shall be in writing and shall be deemed duly given if mailed or delivered to the Optionee at the address specified below by the Optionee for such purpose, or if so mailed or delivered to such other address as the Optionee may hereafter designate by written notice given to S1C.
      15. Entire Agreement. This Option Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof, other than any written employment agreement to which the Optionee is a party. Neither this Option Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by S1C and the Optionee; provided, however, that S1C unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Option Agreement, or caused this Option Agreement to be duly executed on their behalf, as of the day and year first above written.

ATTEST:	S1 CORPORATION

By:
Title:	Title:

OPTIONEE

ADDRESS FOR NOTICE TO OPTIONEE:

	Number	Street

	City	State	Zip Code